Exhibit 10.25

June 10, 2014
Dear William Stern:
I am pleased to offer you the continued position of General Counsel for Ancestry.com Operations Inc. (the “Company”). This offer letter (the “Offer Letter”) memorializes the terms of this position, in which you will continue to be based in our Provo, Utah office and report to COO and CFO, Howard Hochhauser. In consideration of this role, your compensation package will remain as follows:

Salary:	$285,000 USD annualized (“Salary”), payable semi-monthly according to normal Company payroll policy.

Bonus:
Target annual bonus of 50% of Salary based upon Company, business unit and individual performance goals established by the Company per the terms and conditions of the Company’s Performance Incentive Program. You must be employed by the Company at the time of the bonus payout to receive the payout.

Options:
The Company has granted you an option to purchase 13,826 Investor Interests in Ancelux Topco S.C.A.  The option will be subject to the terms, definitions and provisions set forth in the Ancelux Topco S.C.A. Equity Incentive Plan and the related Stock Option Agreement. The Stock Option Agreement will list the exercise price of the option and the vesting schedule.

In addition to the foregoing, you have the opportunity to continue to participate in all available benefits offered generally to employees of the Company from time to time. These currently include paid time off, holidays, health, dental, life, disability, a Section 125 cafeteria plan, tuition reimbursement and the Company’s 401(k) retirement plan, all subject to the Company’s policies and procedures. The scope and extent of employee benefits offered by the Company may change from time to time. As a condition to your continued employment by the Company, you will be required to sign an updated copy of the Company’s standard Agreement to Protect Company Property, a copy of which is enclosed with this letter.
Your employment with the Company is for no specific period of time and constitutes “at will” employment. Both you and the Company are free to terminate our at-will employment relationship at any time, with or without cause and with or without notice. Notwithstanding the foregoing, if the Company terminates your employment without Cause (defined below) (and other than as a result of your death or disability) or you resign for Good Reason (defined below) (each a “Qualifying Termination”), you will be eligible for a severance package as follows:
In the event of a Qualifying Termination, the Company will pay you a severance amount equal to six (6) months of Salary paid out over regular Company payroll periods, commencing on the first regular Company payroll period after the Release Deadline (defined below). In addition, following any such termination of employment you will be entitled to an additional lump sum severance payment equal to 80% of your Average Annual Bonus, prorated based on the number of months you were employed during the year of termination, payable on the first regular Company payroll period after the Release Deadline (and in no event later than 70 calendar days after your “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)). For purposes of this Offer Letter, “Average Annual Bonus” means the average annual bonus earned by you under the Company’s Performance Incentive Program (or any successor annual bonus program) for performance over the two (2) years preceding the year of termination or the previous bonus payment if less than two (2) years.
Additionally, in the event of a Qualifying Termination, if you timely elect continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for you and your eligible dependents within the time period prescribed pursuant to COBRA, the Company will reimburse you and any covered dependents for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to your separation from service) until the earliest of (i) six (6) months following your termination, (ii) the expiration of your continuation coverage under COBRA, or (iii) the date when you receive substantially equivalent health insurance coverage in connection with new employment or self-employment, all subject to (i) your providing the Company with adequate proof of payment of such COBRA premiums as determined by the Company and (ii) the taxation of such reimbursements to the extent advisable under Section 105(h) of the Code or other applicable law.

June 10, 2014	Page 2

The severance payments and other benefits outlined above are contingent upon your signing a general release of claims in favor of the Company within 21 calendar days of being offered the release (or within 45 days in the case of a group reduction in force) and such release of claims becoming irrevocable within 8 calendar days following your signing of the general release, assuming you have not revoked the general release by that date (such 8th day, the “Release Deadline”).
In the event that within three (3) months before or within twelve (12) months following a Change of Control (defined below) you are terminated by the Company without Cause (other than as a result of your death or disability), or you resign for Good Reason, you will be entitled to the aforementioned severance package and immediate vesting as to a total of fifty percent (50%) of your then unvested equity and equity-based awards. In addition, the period for which you will be eligible to receive reimbursement for COBRA medical premiums will be increased to a total of twelve (12) months.
For purposes of this Offer Letter, “Cause” means (1) your willful and continued failure to attempt in good faith to substantially perform your duties after you have received a written demand of performance from the Company that specifically sets forth the factual basis for the Company’s belief that you have not substantially performed your duties and have failed to cure such non-performance to the Company’s satisfaction within ten (10) business days after receiving such notice; (2) your gross negligence in carrying out your duties for the Company or any breach of fiduciary duties to the Company. (3) your conviction of, or plea of guilty or no contest to any felony or a misdemeanor involving moral turpitude that has an adverse effect on your ability to substantially perform your duties; (4) any act of fraud or embezzlement; (5) any material violation of a Company policy; (6) your willful and material violation of any restrictive covenant to which you are subject, including any non-competition covenant, non-solicitation covenant, or any unauthorized use or disclosure of confidential information or trade secrets of the Company or its affiliates.; or (7) any failure to cooperate in any Company investigation. Neither bad judgment, nor mere negligence, nor an act or omission reasonably believed by you to have been in, or not opposed to, the interests of the Company shall constitute examples of gross negligence.
For purposes of this Offer Letter, “Change of Control” means: (i) the direct or indirect sale, transfer or conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties and assets of Ancelux Topco S.C.A. (“Parent”) and its subsidiaries (taken as a whole) to any Person (or group of Persons acting in concert); (ii) the consummation of any transaction or related series of transactions (including any merger, share purchase, recapitalization, redemption, issuance of capital stock, consolidation or consolidation) the result of which is that any Person (or group of Persons acting in concert) becomes beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 or any successor provision) of a majority of the economic interest in Parent; or (iii) any event which results in the stockholders of Parent immediately before such transaction or series of related transactions owning (together with their affiliates) securities representing 50% or less of the combined voting power of the outstanding voting securities of the entity surviving or resulting from such transaction or series of related transactions. “Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other entity or organization.
For purposes of this Offer Letter, you can resign for “Good Reason” within twelve (12) months following a Change of Control or within ninety (90) days after the occurrence of any of the following without your express written consent in circumstances not involving a Change of Control: (i) a material reduction of your base compensation, relative to your Salary as in effect immediately prior to such reduction; (ii) a material reduction of duties, authority or responsibilities, relative to your duties, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to you of such reduced duties, authority or responsibilities or (iii) a relocation of your principal place of employment to a facility or location more than one hundred (100) miles from either of the current locations of the Company’s San Francisco, California and Provo, Utah offices as in effect on the date upon which this Offer Letter is executed. Notwithstanding anything herein to the contrary, no event described above in this paragraph and the preceding paragraph shall constitute Good Reason unless (i) you provide the Company notice of such event within thirty (30) days after the first occurrence or existence thereof, which notice specifically identifies the event that you believe constitutes Good Reason and (ii) the Company fails to cure such event within thirty (30) days after delivery of such notice.
Any other changes to our at-will employment relationship will be effective only if contained in a written agreement for that purpose, signed by you and the Chief Executive Officer or Chief Financial Officer/Chief Operating Officer of the Company.

June 10, 2014	Page 3

The payments hereunder are intended to be exempt under Treasury Regulation Section 1.409A-1(b) (9)(iii). Notwithstanding the foregoing, to the extent (i) any payments to which you become entitled under this Offer Letter , or any agreement or plan referenced herein, in connection with your termination of employment constitute deferred compensation subject to (and not exempt from) Section 409A and (ii) you are deemed at the time of such termination of employment to be a “specified” employee under Section 409A, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service”; or (ii) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum. For purposes of this Offer Letter or any agreement or plan referenced herein, with respect to any payment that is subject to (and not exempt from) Section 409A of the Code, termination of your employment shall be a “separation from service” within the meaning of Section 409A, and Section 1.409A-1(h) of the regulations thereunder.
This letter sets forth the key terms of your continued employment by the Company, but is not intended and shall not be construed as an employment contract. By signing below, you accept the terms of employment as outlined above and with the understanding that the employment relationship established by this Offer Letter is “at-will”. At-will employment means that either you or the Company may terminate the employment relationship at any time, with or without notice, and with or without cause. The Company, as an at-will employer, reserves the right to modify, revoke, suspend, terminate or change any or all such terms of employment, in whole or in part, at any time with or without notice. Nothing in terms of employment, either implied or expressed, is to be viewed as an employment contract. Regarding confidentiality, you agree not to divulge, furnish, or make accessible to anyone outside the Company any knowledge or information coming into your possession during your employment with respect to confidential or secret documents, processes, plans, formulae, devices or material relating to the business and activities of the Company.
By signing this letter, you confirm to the Company that you are under no contractual or other legal obligation that would prohibit you from performing your duties for the Company as described herein.
By signing this letter you acknowledge that the provisions of this Offer Letter have been read, are understood, and that employment on the terms and conditions described herein is herewith accepted.
Please signify your acceptance of this updated offer and to further indicate that you understand that this letter does not constitute an employment contract, by signing where indicated below and returning this letter to Zach Pino by June 16, 2014.
If you have any additional questions, please feel free to contact me at (801) 705-7000.
Sincerely,

/s/ Howard Hochhauser

Howard Hochhauser
COO and CFO
Ancestry.com Operations Inc.

Accepted and agreed to this 10th day of June, 2014.

/s/ William C. Stern
William C. Stern